Exhibit 23.3

Date: May 20, 2024

To: INLIF LIMITED

No. 88, Hongsi Road, Yangxi New Area,

Honglai Town, Nan’an City,

Quanzhou, China

RE: Consent letter of Beijing Dacheng Law Offices, LLP (Fuzhou)

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (“PRC”) acting as the PRC legal counsel to INLIF LIMITED (the “Company”), in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing on the Nasdaq Capital Market.

We hereby consent to the reference to our name in the Registration Statement, including on the cover page and under the captions “Prospectus Summary,” “Risk Factors,” “Legal Matters,” “Enforcement of Civil Liabilities,” and elsewhere in the Registration Statement, and the inclusion of our opinions in the Registration Statement with respect to permissions, consents and approvals required from, and filings or other notices to, the PRC authorities, including the China Securities Regulatory Commission, relating to the Offering, and in other publicity materials in connection with the Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC filings.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Fuzhou)

Beijing Dacheng Law Offices, LLP (Fuzhou)